Exhibit 99.2

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

HEALTHTRONICS, INC.

Moderator: Sam Humphries

May 4, 2007

10:00 am CT

Operator:	This presentation contains forward-looking statements regarding HealthTronics Inc. and its subsidiaries and the services they provide. Investors are cautioned that all such statements involve risks and uncertainties.

Investors are cautioned not to place undue reliance on these forward-looking statements, which speaks as of the date of this presentation. HealthTronics undertakes no obligation to publicly revise these forward-looking statements.

Please refer to our press release, as well as our SEC filings for a discussion of risks related to forward-looking statements.

And at this time, I’ll turn the call over to Mr. Sam Humphries; please go ahead, sir.

Sam Humphries:	Thank you, Matt. And I would like to thank each of you for joining us this morning as well. First, I’d like to introduce Ross Goolsby, our Senior Vice President of Finance and CFO; as well as (Richard Grosque), our Chief Accounting Officer.

I’m going to ask Ross if he will cover the financials for the first quarter of 2007, and then outline our guidance for the full year 2007. And finally, summarize our long term growth objectives. After that, I will go into some detail related to our strategy and that we have to drive profitable growth, and then we’ll be open for questions. Ross.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Ross Goolsby:	Thank you, Sam and good morning everyone. As is our practice, we have included, as an attachment to the press release yesterday, certain detailed supplemental financial tables and schedules that provide segment and earnings data for the results of operations for the first quarter ended March 31.

Total revenues from continuing operations for the first quarter 2007 were $32.8, compared to $37.1 million in the first quarter of 2006, and $33.4 million in the fourth quarter of 2006.

On the cost side, our salaries, wages, and benefits for the first quarter of 2007 were essentially flat, when compared to the first quarter of 2006. Decreases obtained from our restructuring efforts were offset by strategic investments in our (Claripath) lab operation, our Revolix laser business, and our corporate marketing initiatives.

Other costs of services decreased approximately 300,000 primarily related to cost reductions from our restructuring efforts. Our manufacturing costs decreased approximately $1.6 million due to the lower sales of lithotripters in the quarter, the closure of our European operations, and other cost reductions from the restructuring.

Our adjusted EBITDA for the first quarter of 2007 was $3.5 million, which compares to $4.5 million in the first quarter of 2006, and $2.7 million in the fourth quarter of 2006. Our GAAP loss per share from continuing operations for the quarter was breakeven and our dollar loss was $30,000 which compares to earnings of three cents per share in the first quarter of 2006, and a loss of 71 cents per share in the fourth quarter of 2006.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Excluding non cash stock based compensation in the first quarter, the earnings per diluted share was one cent, which compares to the three cents earned in the first quarter of last year.

Now let’s look at each of our divisions. Urology services division revenue was $28.4 million in the quarter, down eight percent from the $30.8 million recorded in the first quarter of 2006. This decrease war primarily due a decline in lithotripsy procedures quarter-over-quarter. If you exclude partners that we closed or divested for strategic regions, the procedural decline was approximately six percent.

The rate per lithotripsy procedure increased slightly when compared to the first quarter of 2006. Revenues from BPH procedures, using both the green light and Revolix laser were up 20 percent compared to the same period in 2006.

Divisional adjusted EBITDA was $3.9 million for urology services or 3.7 percent of revenue in the first quarter of 2006, compared to $5.5 million, or 17.9 percent of revenue in the first quarter of 2006, and $4.7 million or 15.5 percent revenue in the fourth quarter of 2006.

Our medical products division which includes our (Claripath) lab operation has a significant amount of sales to our urology services division. These inter division sales are eliminated under GAAP, however, it is meaningful to review this segment’s performance, prior to these eliminations.

Medical products revenue, prior to eliminations was $6.8 million for the first quarter of 2007, compared to $8.9 million for the same period in 2006. The decrease was primarily due to lower sales of lithotripters, the closure of our European operations, and the discontinuation of our patient table business. Medical products division revenue on a GAAP basis was $4.2 million in the quarter compared to $6.2 million for the same period a year ago, and $3 million in the fourth quarter of 2006.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Divisional adjusted EBITDA was $700,000 or 16.7 percent of revenue in the first quarter of 2007 for the medical products division. This compares to $300,000 or 4.8 percent of revenue in the first quarter of 2006. On a sequential basis, medical products divisional adjusted EBITDA increased $1.7 million from the $1 million loss in the fourth quarter of 2006.

At March 31, our balance sheet position was strong with cash on hand exceeding our long term debt by approximately $14.3 million. Cash flow from operations was $11.4 million in the first quarter of 2007, compared to $12.2 million in the first quarter of 2006. Our networking capital was approximately $49.2 million and we had no monies drawn on our $50 million revolving line of credit. This solid financial condition and available leverage positions HealthTronics to continue to pursue our strategic initiatives.

Looking into the future, we expect 2007 to be a year of transition and stabilization as we reposition HealthTronics for long term growth. The restructuring in 2006 is behind us and the keys to our future success will be driven by our ability to focus on and execute to our long term strategy.

Our specific guidance for the calendar year 2007 is as follows. Revenue is expected to be between $132 and $136 million. Adjusted EBITDA is expected to be between $13 and $15 million. Our GAAP earnings per share is expected to be between a two cent loss and two cents of income, and non GAAP EPS is expected to be between one cent and five cents of income. Non GAAP EPS excludes the expense for non cash stock based compensation.

Long term, we want to get HealthTronics back to double digit revenue and earnings growth, and a 20 percent return on sales from an adjusted EBITDA perspective.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

And now I’ll turn it back over to Sam to further discuss our business outlook for 2007, and our long term strategy. Sam.
Sam Humphries:	Thanks, Ross. With our long term objectives double digit top line growth and even grater growth on the bottom line, along with greater than a 20 percent EBITDA in margins. The first question, I think, I would ask is how are you going to do it?

First of all, we’re going to continue to strengthen our lithotripsy business. And then use our litho business as a platform to bring in new growth drivers for technology service, and strategies that can actually leverage that platform.

I guess the next question would be, what exactly is our platform? We have a very strong and unique business relationship with approximately one third of practicing urologists. We have a litho business that is profitable cash positive. We have a dominant market share with a nation wide infrastructure for support, as well as strong and growing respect from our physician partners, that are actually expecting and encouraging us to bring in new technologies and services. In short, we’re a very trusted business advisor.

On several occasions, you’ve heard me articulate the basis for our strategy going forward. That we are no longer just a lithotripsy company, but we are a urology company. I was attending a partnership meeting last weekend. And during the discussion about how they could grow their partnership business, one of the physicians stated that the partnership can no longer be a lithotripsy partnership but must really focus on becoming a urology partnership. And they must adapt the structure and be more aggressive about bringing in new technology while at the same time, finding a way to grow their litho business.

I was quite pleased that this is, you know, certainly one clear indication that are messages being heard, and is being accepted. So what are the things that we are doing to strengthen to grow our base litho basis? First, we’ve established and stabilized the decline in our procedures. And actually from a same store point of view our decline which has been reduced from an accelerating double digit decline in the last several yeas, to a little over six percent in the first quarter of 2007. And clearly, it’s not growth. It’s not what we want, but it certainly is progress. We’ve turned the corner and we’re clearly moving in the right direction.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Second, we’ll increase our market share. Our market share now is approximately 30 to 35 percent. And I think, long term in my opinion, I think our market share should be greater than 50 percent. And we’ll do this through acquisitions through the development of new partnership and new partnership structures and also a takeaway strategy for competitive partnerships.

We’re also developing very strong marketing and education programs as well as financial and management tools for partnership and we’re certainly continuing to drive utilization, which will give us better margins. So with a strong litho business, and a significant and growing market share, as a trusted business partner, we have a solid foundation to expand into other segments of urology that are larger and growing at a faster rate.

So the next question is, what are those growth initiatives. And without going into a great deal of detail, and giving our competitors too much information, the initiatives that will give us the kind of growth that we have just outlined on our guidance, will include technologies for treatment of BPH. And of course, with our Revolix laser technology, it’s clearly one of the best technologies in the business. And we’re seeing that reflected in the adoption rate. We now have 26 systems that we’ve placed in less than a year. The procedural volume is growing at double digits. And we actually did more than 1000 procedures in the first quarter.

Our service maintenance business is growing at double digits with EBITDA margin down, exceeding 20 percent. And we’re now focusing, not only, on the service maintenance business, within our partnerships, but also outside our partnerships.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Our pathology business, (Claripath), that’s continuing to grow very nicely. The first quarter was actually growing 10 to 12 percent month over month and we’re in the process of doubling the size of the facility and tripling the capacity of the lab. And now we’re expanding into some clinical lab test, such as PSA and urine.

Next, we were very encouraged with the acceptance of our IMRT and IGRT initiatives. We have a significant investment factored into our expense budget for 2007. We’ve recently hired a VP level person to run that segment who has a very strong background with GE. He’ll be reporting to James Whittenburg, our President of Urology Services division and actually the architect of our IGRT strategy. And we’re continuing to develop very strong marketing programs that will support growth in all of our business segments.

To put this in a proper perspective, and to give you kind of an idea of how all of this ties together, in a way that makes sense, and with the high probability of execution, let’s go back to our fundamental mission, that we are a urology company. And anything that a urologist does could be in our strategic path. And just as an example, if a patient that has kidney stone problems comes into a urology practice, that patient will be treated with our technology within one of our partnerships. If he has prostate problems, one of the first things that they’ll do, the urologist will do is do a PSA. They’ll send it to our path lab. If the PSA is elevated, they’ll do a biopsy and they’ll send the biopsy samples to our anatomical path lab. If the biopsy comes back negative and he has BHP problems, then the patient can be treated with our laser technology through one of our laser partnerships.

If the pathology comes back positive and the patients has cancer, and he can be treated through one of our IMRT, IGRT partnerships. And an umbrella, kind of over all of this is our service maintenance business. And that all of this technology, all of this equipment can be serviced and maintained and certified and calibrated, et cetera, with our service department.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

So in summary, we’ve finished, for the most part, our restructuring, which has greatly reduced our costs. We’ve stabilized our base line litho business. We have a very clear rational strategy that will result in meaningful long term growth and profitability both for urology services division and medical products division. In the first quarter we’re off to a good start in executing our strategy with clear progress in each of our growth initiatives.

In addition to that, I think we clearly have one of the strongest management teams in the business. All of the senior managers and most of the direct reports are now in place. With the new guidance, you now know what you can expect from us from 2007, and can measure our performance. I do, on the other hand, want to assure you that even though this represents a clearly stabilization and turnaround for a business, that we’re not at all satisfied with 2007. However, we have put in place some significant growth drivers that will become visible in late 2007, 2008 and beyond. And those things, we’re certainly excited about.

We now would be happy to answer any questions. Operator.

Operator:	Thank you very much. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you’re using a speakerphone, please make sure that your mute function is turned off, to allow your signal to reach our equipment. Once again, that is star one for a question or comment. We’ll pause for just a moment to assemble the queue.

And our first question comes from David McDonald with SunTrust.

David McDonald:	Good morning, guys.

Sam Humphries:	Hi, David.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

David McDonald:	A couple of questions, Sam, I know you don’t want to get into the actual strategy for competitive reasons, but can you give us a sense of timing of when we’d have some visibility on what you guys are looking to do in IMRT and IGRT. The second question would be, is the volume starting to reach a point where in 2008, we should expect potential for other lab locations in kind of a bigger expansion in that area, and then I’ve got a couple of follow ups from there.

Sam Humphries:	Sure, David. As far as IMRT, IGRT, we should start to see some tangible progress that we can publicly talk about. Certainly, in the first half of this year, there are a number of groups that we are talking with. And at this point, I don’t think it would be appropriate to share the model. But I will say that it really makes a lot of sense for us. What we’re actually doing is responding to questions, and actually demand from some of our litho partners, that we partner with them on the IGRT initiative. It’s significant for their practice. And it’s – again, it’s right in the middle of our strategic path.

As far as the path lab is concerned, (Claripath), we’re in the process of doubling the physical size, as far as the equipment, et cetera. And that will actually triple our capacity. So there may be a period of, I don’t know maybe 30 days, approximately that will be capacity limited. But then, at that point, we will not – and we’ll actually just take a look at it from just the simple economics in terms of the time when we’ll get our second and third facility. This is a very interesting model, because it’s self contained. You know, you don’t have to develop a nationwide infrastructure sales force, et cetera, and then wait for the growth to catch up. We’re actually doing both of these at the same time. And then it’s at the point where we cross over then without another facility.

David McDonald:	OK and Sam, is that expansion going on as we speak? And when will that be done? When will the capacity come on? Is that kind of a Q3 type event?

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Sam Humphries:	Well it’s actually in progress right now, and it should be late Q2 to mid Q3.
David McDonald:	And then, just a couple of more questions, Sam. Can you talk a little bit about progress on the equity redistribution side, within the partnerships, where, you know, I know you’ve been trying to move, maybe some equity out of some hands of some older or less productive urologists, and into the hands of some of the more productive urologist. How is that moving forward?

Sam Humphries:	Well that’s just one of the things that we’re doing to drive the growth within the partnerships. And again, it’s just one of several things that we’re doing, but that particular part is not as easy as it sounds, because there’s some built in resistance, and there are some relationships that have been going on for some time. But there are several partnerships that actually had a discussion with one of our area vice presidents this morning, where in three of those that there really has been some turnover of equity, where we brought in, in one case two physicians, in another case, one other physician, that will be contributing a much, much higher volume. And some of those – actually, in a third one, one of the things that we’ve done, which frankly, should have been done some time ago, but we have, you know, developed within this partnership an advisory board, that we can kind of tap into and understand how that partnership is growing and how we can bring some tools into that partnership so that it can grow.

Last weekend, as I mentioned, I was at a partnership board meeting. A lot of the discussion that went on among the board members were, you know, very positive forward-looking kinds of discussions of how they can grow the business. And actually, one of the physicians asked how many users do we have, and it was about 70. And so if they do one more and this was his point, which I was glad that he made it, rather than for me to make it, but, you know, if each of them did just one more month that would have a significant impact on their volumes. So it’s something that we’re – I mean we’re really pounding on. I think, clearly as far as the partnership that we have on a same store basis, the decline has stabilized, and it’s moving back in the right direction.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

David McDonald:	And then, just same, two final questions. One on that last point you hit, can you give us the sense of what the same store procedure numbers did sequentially? Were they kind of flattish, or even up a little bit, compared to the fourth quarter on a same store basis?

Sam Humphries:	Actually, it was still down. It was down about six percent, but that’s a significant improvement from the 12 to 15 percent and increasing that we’ve seen in the past.
David McDonald:	It’s not the year-over-year number, isn’t it same.

Sam Humphries:	Right.
David McDonald:	The six percent. Can you give me a sense relative to Q4, I mean if you look on a same store basis, and you look relative to 4Q of ’06, is it kind of flattish? Or is it still leaking just a little bit.

Sam Humphries:	It’s still leaking a little bit, but it’s getting flat, and I mean we’re – we have both hands pulling on the rudder to pull out of the dive that we’ve been in for some time. So it’s – we’ve clearly turned the corner there.

David McDonald:	OK and then just final questions, Sam. When you look at acquisitions, especially on the litho side, I would assume, you know, if you went from the 35 to 50 percent market share, the incremental margins on that 15 percent I’ve got to imagine are a lot higher than kind of the base margins. Can you give me a sense of, you know, what you’re looking at out there? I know there’s a couple of sizeable properties, most of them are private, but give me a sense of what the acquisition environment looks like, and receptivity from some of the folks out there in the market.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Sam Humphries:	Well one of the things we want to make sure that we do is get good value and so even though we’re aggressive in our discussions and looking for good acquisition targets, we’re going to be very disciplined in doing that. I will say that some of the partnerships and maybe organizations that have three or four partnerships, a lot of that cost is in the field. It’s in the hardware, the mobile lithotripters, the technicians, et cetera. So from that point of view, it’s really partnership specific, rather than, you know, getting economies of scale from a corporate point of view.

On the other hand, things like billing and collections, tax preparations, scheduling and those kinds of things, that was part of our restructuring is that we pull all of that into our headquarters, so now we have a central headquarter capacity that we can utilize and will help margins significantly.

David McDonald:	Ok. Thanks, guys.

Sam Humphries:	Thank you, David.

Operator:	And moving on, we’ll hear from Mitra Ramgopal with Sidoti.

Mitra Ramgopal:	Yes, hi good morning, guys. Just a few questions. Coming back to the revenue guidance of $136 million, I don’t know if you could give us a sense, given your platform how much we should sort of expect from litho, BPH, or (Claripath) et cetera, or is that not available at this time?

Ross Goolsby:	Well in our guidance, we obviously don’t break that out. And we look at urology services as a whole. So I guess from that perspective, we haven’t provided that kind of detail. I will say that, I think, to get to the high end of the range, we’re probably going to need to see lithotripsy procedures decline, get below a five percent decline. And if we were to see that and continue to the ramp at Revolix, continue to see the ramp at (Claripath) and some of the success in our service maintenance and consumables business, I think we should be able to meet that high end of the range.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Mitra Ramgopal:	OK. And if, again, I think you mentioned long term you’re looking for about double digit top line growth. Absent acquisitions, what would you say your organic growth is? Is that assuming acquisitions?
Ross Goolsby:	That is not. That – we’re hoping to get to greater than 10 percent growth per annum, just with our base business. And I think, if you look at the Revolix initiative, if you look at (Claripath) and then you layer on top of that what we’re looking at from an IGRT perspective, we should be able to get there.

Mitra Ramgopal:	OK. And IGRT is not built into your guidance right now?

Ross Goolsby:	Actually, the IGRT guidance, the guidance does include IGRT. 2007 will be a year of investment. We won’t see any return on that investment in 2007, because the first center won’t open until 2008.

Mitra Ramgopal:	OK. And coming back to acquisitions, could you give us an update on Keystone?

Sam Humphries:	Sure. We’re in the – kind of the final stages of due diligence. And that’s something that, I think we’ve mentioned before. That we want to make sure that we talk to almost all of the partners that are there, to understand – and do that face to face to understand what their thoughts are going forward, what their questions are, their concerns, and stabilize that. As well as a number of other very traditional due diligence kinds of things that we’re doing. Assuming that those things turn out to be what we expect, then, you know, we’ll move forward to close.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Mitra Ramgopal:	OK and finally, is it fair to assume that the EPS guidance you provided is conservative, because I’m assuming given restructuring is pretty much behind you, we should start seeing sequential improvement off of the first quarter.

Ross Goolsby:	I would say that the guidance is, what the guidance is. And we won’t characterize it as conservative or aggressive. It’s what we think we’re going to do.

Mitra Ramgopal:	OK. Thanks.
Sam Humphries:	Thanks, Mitra.

Operator:	And moving on, we’ll hear from Mordy Pluchenik from Corsair Capital.
Mordy Pluchenik:	Good morning, guys. We thank you for the guidance. If you can give us a little bit more detail, you talk about, you know, double digit growth rate going forward. Looking out, two, three, four, five years, how big of a business is this? Is this a 10 percent grower? Can you be $175 million, $200 million at 2010? Or larger? Can you give us some, you know, idea of how big this can be?

Ross Goolsby:	I don’t think it’s unreasonable to look at 2010 as a year where we can achieve $200 million in revenue. That’s certainly not out of the question. And that’s something we’re going to strive to achieve.
Mordy Pluchenik:	Can it be better than that? Can it be – can we be –I mean IGRT is a huge opportunity. Can it be...

Sam Humphries:	We think it can be better than that. But it’s – I think it’s premature for us to get anymore granular than that.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Mordy Pluchenik:	Thank you.
Sam Humphries:	I mean we’re very encouraged and enthusiastic about the growth initiatives that we have. We’ve seen some very clear progress in the first quarter, early in our turnaround program. So, yes, as we look out future years we’re very encouraged.

Mordy Pluchenik:	Thank you. I appreciate it.
Operator:	And our next question comes from Sean McMahon with Kennedy Capital.
Sean McMahon:	Thanks for taking my question.
Sam Humphries:	Hi, Sean.
Sean McMahon:	Congratulations on the growth in (Claripath), can you just let me know how much capacity is presently in place?
Ross Goolsby:	I think at this point, we’re looking at the potential to do probably about three quarters of a million dollars a quarter in revenue. And so, you know, when you hear Sam talk about doubling and tripling the capacity, you can do the math and we could see in excess, well in excess seven figures near term.

Sean McMahon:	OK. And, you know, how many sales people are there right now?
Sam Humphries:	Well we have three that have been there for several months, and are clearly being productive. We’ve just recently added two more. And, you know, that is usually about a 60 day process before they become productive.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Sean McMahon:	OK. And what did (Claripath) do last year, can you help me with that?

Ross Goolsby:	I think for the year, they did ride, just over a million in revenue.

Sean McMahon:	Wow.

Ross Goolsby:	A million to million-and-a-half of revenue for the year.

Sean McMahon:	OK. And I guess, when you look at your internal opportunity, just hitting the urologist, I mean can you just even give me a range of what that opportunity is for you?

Sam Humphries:	In terms of...
Sean McMahon:	Dollars.
Sam Humphries:	Well if you look at, you know, the kinds of things a urologist does, and just look at the markets, you have BPH, from a dollar point of view, that’s about $250 million. It’s growing at about 12 percent. Prostate cancer is also closer to $250 million and it’s growing in double digits. Stone management, just in general is fairly flat. It’s growing at about two percent, but with our strategy, you know, gain share strategy as well as a very modest two percent growth, you know, you can look at all three of those areas, and say that there is a lot of growth.

And again, how it all ties together is that, you know, when you go into a urologist office, almost without exception the high growth large market areas are those that we are positioned and prepared to treat. And the decision process, the diagnostic process that they will certainly have to go through to determine the issues and what treatment to be needed, you know, those things will go to our pathology lab.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

So I think it’s – again, it’s a very rational strategy that really ties very, very closely. And that kind of leverage that is apparent from what I just mentioned, can gain even greater strength as we gain market share. So that’s another reason why market share in our litho business is important.

Sean McMahon:	I mean just on the lab side, is that – you’re talking about all together, or is that just the lab opportunity?

Sam Humphries:	Well it’s just the lab opportunity if you look at, you know, basically what our focus is, is anatomical pathology. There will be some clinical pathology that makes sense. Others won’t make sense.

Sean McMahon:	OK.

Sam Humphries:	But the real focus is on urology.

Sean McMahon:	So I mean I don’t want to put words in your mouth, but if I remember right, you have 35 – roughly 36 percent of the docs.

Sam Humphries:	Right.

Sean McMahon:	So is that $150 million opportunity. I mean that’s kind of out there right now, in just your base business.

Sam Humphries:	Well that’s one way of looking at.

Sean McMahon:	OK. All right. And then I guess, of that million dollars, you know, if you go to (Claripath) site you guys talk about gastro, breast and gynecology, you know, would you say the present book of business is all, you know, just urology or are you seeing other – some of those other lines kind of flow through?

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Sam Humphries:	Well most of it is urology, because again, that’s our focus. And, you know, our penetration at this point, with just urology, just our strength is very minimal. So we have – you know, we have what we think is a lot of low hanging fruit, just with our focus. At some point, you know, you could conceivable say in a number of years, when we have a very high adoption rate through urology that we may expand, but right now it’s just urology.

Sean McMahon:	OK. Great. Thanks, guys.

Sam Humphries:	You bet. Thank you, Sean.

Operator:	As a reminder, that star one if you have a question or comment. We do have a follow up David McDonald with SunTrust.

David McDonald:	Hey guys. Just one question, when we think out to 2008, when we look at ’07, obviously there’s some investment spend on IMRT, IGRT, and, you know, you’re kind of coming out of the restructuring. If I look at the 10 percent top line, or double digit top line, and 20 percent adjusted EBITDA, is there reason to think that maybe ’08 is a little bit better than that, just because you’re coming off of a little bit of a depressed base in 2007? Or is that something you really don’t want to touch at that point?

Sam Humphries:	Well I’d love to, David, but let’s just kind of leave it at that, at this point. This is our first guidance. And really, our first quarter, where the decks have been cleared, and, you know, we’re starting to focus on driving growth. So when we get a few more quarters under our belt, we’ll be able to give a little bit more information.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

David McDonald:	OK. Thanks.
Operator:	And our next question comes from Vishal Sharma with Thomas Weisel.

Vishal Sharma:	Yes, thank you. I have some housekeeping questions. First, what was your average revenue for lithotripsy...

Ross Goolsby:	It was just over $2000, like $2050.

Vishal Sharma:	OK and your total number of prostate procedures including the BPH and the cancer, prostate cancer?

Ross Goolsby:	We really didn’t do much with the prostate cancer. I would say it was probably a total of about 2000 procedures.

Vishal Sharma:	OK. And, how many lithotripters placed during the quarter...

Ross Goolsby:	Could you ask that again? I’m sorry.

Vishal Sharma:	How many lithotripters were sold during the quarter?

Ross Goolsby:	We didn’t sell a lithotripter this quarter. We are in the process of launching our new litho Diamond Ultra. And we’ve got some on backorder. So we would expect to see some sales in the second quarter of the litho.

Vishal Sharma:	OK. And in terms of dollars, can you tell us how much was the Revolix sales?

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

Ross Goolsby:	In terms of dollars, in the urology services business, we had Revolix of about a $1.4 million in revenue from Revolix procedures.
Vishal Sharma:	OK. Great. Thank you, sir.
Ross Goolsby:	You bet. Thank you.
Operator:	You have a follow up from Mitra Ramgopal with Sidoti.
Mitra Ramgopal:	Yes, hi guys. I just wanted to make sure, I know you discontinued the patient table business, and you closed the European sales office, is that pretty much it for the restructuring, and sort of, you know, where you want to be going forward?

Sam Humphries:	Yes, it is. And we had – most of that was in ’06. We still, going forward, may have a little inventory clean up, but the vast majority of it was in ’06.
Ross Goolsby:	And I will say also, that we did have our Rocky Mountain prostate TUMT business reported as discontinued operations in the quarter. We still continue to try to divest in that business, and are working on several fronts to do that.

Mitra Ramgopal:	OK. Thanks.
Operator:	We have no further questions. I’ll turn the call back over to Mr. Humphries for any closing or additional comments.
Sam Humphries:	Yes, well in closing I want to thank each of you, again, for attending the conference call. And it’s – I think, just from my point of view, and certainly from my staff’s point of view, it’s good to have one quarter under our belt, as I mentioned before, that’s not clouded by a lot of restructuring and closing down and reorganization and those kinds of things. So we are focused forward on the growth initiatives that we’ve defined. And we’re excited about the rest of ’08, and certainly ’08, and ’09.

HEALTHTRONICS, INC.

Moderator: Sam Humphries

05-04-07/10:00 am CT

Confirmation #9248605

So thanks once again for attending the call and I’m – be sure and give me a call if you have any further questions. Take care, thanks.
Ross Goolsby:	Thank you.
Operator:	And once again, this does conclude today’s call. Thank you for joining us. And have a great day.

END